   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 2002.
                                                REGISTRATION NO. _______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                        WILSONS THE LEATHER EXPERTS INC.
             (Exact name of Registrant as specified in its charter)

             MINNESOTA                            41-1839933
  (State or other jurisdiction of              (I.R.S. Employer
  incorporation or organization)             Identification No.)

                             7401 BOONE AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (763) 391-4000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             ----------------------

                                 DAVID L. ROGERS
                                    PRESIDENT
                        WILSONS THE LEATHER EXPERTS INC.
                             7401 BOONE AVENUE NORTH
                         BROOKLYN PARK, MINNESOTA 55428
                                 (763) 391-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                    Copy to:
                                Kris Sharpe, Esq.
                               Faegre & Benson LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                             ----------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

----------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ______________

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
     TITLE OF EACH CLASS                      PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
        OF SECURITIES        AMOUNT TO BE      OFFERING PRICE          AGGREGATE         REGISTRATION
      TO BE REGISTERED      REGISTERED (1)     PER SHARE (1)      OFFERING PRICE (1)         FEE
--------------------------------------------------------------------------------------------------------
Common Stock               1,900,000 Shares        $10.22            $19,418,000            $1,786.46
========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

*******************************************************************************
The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and does not seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
*******************************************************************************

                 Subject to completion. Dated February 11, 2002.

                                   PROSPECTUS

                                1,900,000 SHARES

                        WILSONS THE LEATHER EXPERTS INC.

                                  COMMON STOCK

                             ----------------------

     This prospectus relates to shares of our common stock that may be sold by the selling shareholders named under "Selling Shareholders." We will not receive any of the proceeds from the sale of those shares.

     Our common stock is traded on The Nasdaq National MarketSM under the symbol "WLSN." On January 23, 2002, the last sale price for our common stock, as reported on the Nasdaq National Market, was $13.10 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           ---------------------------

               The date of this prospectus is February ____, 2002

                        WILSONS THE LEATHER EXPERTS INC.

     We are the leading specialty retailer of high-quality leather outerwear, apparel and accessories and the leading specialty retailer of travel products and accessories in the United States. Our multiple store formats for each of our concepts are designed to reach a broad customer base with a superior level of customer service. Utilizing our integrated worldwide leather sourcing network and in-house design capabilities, we are consistently able to provide our customers high-quality, fashionable merchandise at attractive prices and minimize fashion risk by reacting quickly to popular and emerging fashion trends and customer preferences and rapidly replenishing fast-selling merchandise.

     At January 5, 2002, we operated a total of 782 stores located in 46 states, the District of Columbia, Guam, Puerto Rico and Canada. Our Wilsons Leather concept included 496 mall stores, 96 outlet stores and 34 airport locations. Each year we supplement our permanent stores with temporary holiday stores during our peak holiday season, which totaled 282 in 2001. Our Wilsons Leather mall stores average approximately 2,100 square feet and feature a large assortment of both classic and fashion-forward leather outerwear, apparel and accessories priced as an excellent value to our customers. Our outlet stores are operated primarily under the Wilsons Leather Outlet name, average approximately 3,100 square feet, and offer a combination of clearance-priced merchandise from our mall stores, special outlet-only merchandise and key in-season goods. Our airport stores average approximately 700 square feet, feature travel products as well as leather accessories, and provide us the opportunity to showcase our products and the Wilsons Leather brand to millions of potential customers each year in some of the world's busiest airports. Our proprietary labels, including M Julian(R), Maxima(R), Pelle Studio(R) and Wilsons Leather(TM), are positioned to appeal to identified customer lifestyle sEgments.

     Through our recent acquisition of Bentley's and El Portal, we created the leading specialty retail chain of travel products and accessories in the United States. At January 5, 2002, we operated 53 premium travel products and accessories stores under the El Portal and California Luggage Outlet names in 5 states and Guam and 103 Bentley's Luggage stores in 22 states and Puerto Rico. Our travel stores average approximately 2,700 square feet and feature premium nationally-branded merchandise, including Tumi(TM), Hartmann(TM), Swiss Army(TM), Travel pro(R) and Kenneth Cole(R).

     Wilsons House of Suede, Inc., one of the predecessor companies, was founded in the late 1940s and was acquired by CVS New York, Inc. ("CVS") in 1982. Following this acquisition, CVS acquired both Berman's The Leather Experts, Inc. in 1988 and Georgetown Leather Design in 1993 to become a leading specialty retailer of leather apparel and accessories with over 500 stores nationally. In May 1996, members of our current management participated in a management buyout from CVS.

     We were incorporated on May 26, 1996 as a Minnesota corporation. Our principal executive offices are located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428 and our telephone number is (763) 391-4000.

     When we refer to "our company" "we," "our" and "us," we mean Wilsons The Leather Experts Inc. and its subsidiaries, including the predecessor companies, and when we refer to the "predecessor companies," we mean Wilsons Center Inc., Rosedale Wilsons, Inc. and their subsidiaries prior to the acquisition of such companies from CVS New York, Inc. on May 26, 1996.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of the money paid to buy our common stock.

RISK FACTORS

     THE DECLINE IN GENERAL ECONOMIC CONDITIONS HAS LED TO REDUCED CONSUMER DEMAND FOR OUR LEATHER APPAREL AND ACCESSORIES AND TRAVEL GOODS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND LIQUIDITY.

     Our success depends on the sustained demand for both our leather and travel products. Many factors affect the level of consumer spending on our products, including, among others, general business conditions, interest rates, the availability of consumer credit, weather, the outbreak of war and other significant national and international events, taxation and consumer confidence in future economic conditions. Consumer purchases of discretionary items, such as our products, tend to decline during recessionary periods when disposable income is lower. The general slowdown in the United States economy and the uncertain economic outlook has adversely affected consumer spending habits and mall traffic, which may cause us to delay or slow our expansion plans and has resulted in lower net sales than expected on a quarterly or annual basis.

     Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to refinance all or a portion of existing debt or to obtain additional financing. There can be no assurance that any such refinancing or additional financing would be possible or could be obtained on terms which are favorable to us.

     IF AT ANY TIME OUR COMPARABLE STORE SALES AND QUARTERLY RESULTS OF OPERATIONS DECLINE OR DO NOT MEET THE EXPECTATIONS OF RESEARCH ANALYSTS, THE PRICE OF OUR COMMON STOCK COULD DECLINE DRAMATICALLY.

     Our quarterly results of operations for our stores have fluctuated in the past and can be expected to continue to fluctuate in the future. For instance, our quarterly comparable store sales increases have ranged as high as 12.3% and as low as a negative 14.3% over the past 8 quarters. Our net sales and operating results are typically lower in the second quarter of our fiscal year. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

     o the timing of new store openings and the relative proportion of new stores to mature stores;

     o general economic conditions and, in particular, the retail sales environment;

     o    fashion trends;

     o    calendar shifts of holiday or seasonal periods;

     o    weather conditions;

     o    maintaining appropriate inventory levels;

     o    changes in our merchandise mix;

     o    timing of promotional events; and

     o    actions by competitors or mall anchor tenants.

An inability to generate comparable store increases could have a material adverse effect on our business, financial condition and results of operation.

     WE MAY NOT BE ABLE TO GROW OUR BUSINESS AS PLANNED.

     Our future operating results will depend, in part, on our ability to successfully open new stores and to effectively manage a growing business. Our ability to grow our business will be limited, however, if we are unable to improve the sales performance and productivity of our existing stores. Our future growth will also depend on our ability to:

     o design products, merchandise stores, manage inventory levels and take timely and necessary markdowns;

     o    introduce and expand new selling concepts;

     o identify, negotiate, lease and open stores in suitable locations on a profitable and timely basis;

     o    identify, consummate and integrate strategic acquisitions;

     o ensure the availability of and obtain the necessary capital to operate our business;

     o build, expand, consolidate and upgrade our distribution centers and management information systems in an efficient and timely manner; and

     o hire, train and retain qualified personnel, including management executives and hourly sales associates.

We cannot assure you that we will be able to achieve all or any of these objectives.

     WE MAY HAVE DIFFICULTY CONSUMMATING AND INTEGRATING ACQUISITIONS.

     If we are unable to successfully complete acquisitions or to effectively integrate acquired businesses, our ability to grow our business or to operate our business effectively could be reduced, and our financial condition and operating results could suffer. The consummation and integration of acquisitions by us involve many risks, including the risk of

     o    diverting management's attention from our on-going business concerns;

     o obtaining financing on terms unfavorable to us; o diluting our shareholders' equity;

     o entering markets in which we have no direct prior experience, including our entry into the specialty travel retail market;

     o    improperly evaluating new services, products and markets;

     o being unable to maintain uniform standards, controls, procedures and policies; and

     o    being unable to integrate new technologies or personnel.

Our failure to effectively consummate acquisitions and integrate newly acquired businesses, including our acquisitions of El Portal and Bentley's Luggage, could have a material adverse effect on our financial condition and operating results.

     OUR INABILITY TO EFFECTIVELY RESPOND TO CHANGES IN FASHION TRENDS AND CONSUMER DEMANDS COULD ADVERSELY AFFECT OUR SALES.

     Our success depends on our ability to identify fashion and product trends as well as our ability to anticipate, gauge and react swiftly to changes in consumer demand. Our products must remain appealing for a broad range of consumers with diverse and changing preferences and our orders for products must be placed in advance of customer purchases. We cannot assure you that we will be able to identify new fashion trends and adjust our product mix in a timely manner. If we misjudge market preferences, we may be faced with significant excess inventories for some products and missed opportunities for other products.

     In addition, we cannot assure you that consumer sentiment towards and demand for leather will not change or that we will be able to react to any such changes effectively or at all. For example, certain countries supplying the hides used to make leather products have experienced outbreaks of certain highly publicized diseases, namely Bovine Spongiform Encephalopathy (BSE or so-called "mad-cow" disease) and hoof-and-mouth disease. There can be no assurance that demand for our leather products will not decline as a result of the publicity regarding these diseases or new scientific findings with respect to such diseases. If we are unable to anticipate, gauge and respond to changes in demand or if we misjudge fashion trends, our financial condition and operating results could be harmed.

THE SEASONALITY OF OUR BUSINESS COULD AFFECT OUR PROFITABILITY.

     Since our leather outerwear and apparel products are most often purchased during the holiday season, we experience substantial fluctuations in our sales and profitability. We generate a significant portion of our sales from October through December, 57.5% in 2000, which includes the holiday selling season. We generated 36.1 % of our annual sales for 2000 in December. Because our profitability, if any, is historically derived in the fourth quarter, our annual results of operations have been, and will continue to be, heavily dependent on the results of operations from October through December.

     Given the seasonality of our business, misjudgments in fashion trends, the outbreak of war and other significant national and international events or unseasonably warm or severe weather during our peak selling season could have a material adverse effect on our business, financial condition and results of operations. Our results of operations may also fluctuate significantly as a result of a variety of other factors, including:

     o    merchandise mix offered during the peak selling season;

     o the timing and level of markdowns and promotions during the peak selling season;

     o    the net sales contributed by holiday stores;

     o    the timing of certain holidays; and

     o the number of shopping days and weekends between Thanksgiving and Christmas.

     WE COULD HAVE DIFFICULTY OBTAINING MERCHANDISE FROM OUR FOREIGN SUPPLIERS.

We import our leather garments and accessories from independent foreign contract manufacturers located primarily in the countries of China, Indonesia and India. We do not have long-term contracts or formal supply arrangements with our contract manufacturers. In 2000, of the 9,096 of our leather garments contracted for manufacture, we sourced more than 87% from contract manufacturers located in The People's Republic of China. Additionally, in 2000, of the leather garments that we contracted for manufacture, approximately 8% and 5% were from Indonesia and India, respectively. Trade relations with China, Indonesia and India have traditionally been unstable. If trade relations with these countries or any other country from which we source goods deteriorate, or if any new or additional duties, quotas or taxes are imposed on imports from these countries, leather purchase and production costs could increase significantly, negatively impacting our sales prices, profitability or the demand for leather merchandise. Further, we cannot predict whether any of the countries in which our products currently are manufactured or may be manufactured in the future will be subject to trade restrictions imposed by the United States government, including the likelihood, type, or effect of any such restrictions, or whether any other conditions having an adverse effect on our ability to source products will occur. In addition, it will take time for us to transition our sourcing to other countries.

     Certain other risks related to foreign sourcing include:

     o    economic and political instability;

     o    transportation delays and interruptions;

     o    restrictive actions by foreign governments;

     o    trade and foreign tax-laws;

     o fluctuations in currency exchange rates and restrictions on the transfer of funds; and

     o the possibility of boycotts or other actions prompted by domestic concerns regarding foreign labor practices or other conditions beyond our control.

Any event causing a sudden disruption of imports from China or other foreign countries, including a disruption due to financial difficulties of a supplier, could have a material adverse effect on our business, financial condition and results of operations.

     A LOSS OF A SIGNIFICANT SUPPLIER OR A DISRUPTION IN PRODUCT SUPPLY IN OUR TRAVEL STORES COULD ADVERSELY AFFECT OUR SALES.

     Our merchandising strategy in our travel stores depends, in part, upon our ability to offer a broad selection of name brand products to our customers and is, therefore, dependent upon satisfactory and stable supplier relationships. We have no significant long-term contracts for the purchase of merchandise from our suppliers. We estimate that in 2001 the top 10 El Portal suppliers will account for over 85% of the merchandise supplied to our El Portal stores and that the top 9 Bentley's Luggage suppliers will account for over 77% of the merchandise supplied to our Bentley's Luggage stores. Many factors beyond our control could affect the ability of our suppliers to provide us with quality products on a timely basis, including an increased price for or shortage of raw materials or an interruption in or cessation of their manufacturing capacity for any reason. The loss of, or disruption in, supply from any one of our major suppliers, especially during our peak selling season, could have a material adverse effect on our sales.

     A DECREASE IN THE AVAILABILITY OF LEATHER OR AN INCREASE IN ITS PRICE COULD HARM OUR BUSINESS.

     In 2000, the purchase of leather comprised approximately 60% of our costs of goods sold for leather apparel and 33% of the costs of goods sold for accessories. A number of factors affect the price of leather, including the demand for leather in the shoe, furniture and automobile upholstery industries. In addition, leather supply is influenced by worldwide meat consumption and the availability of hides, including during times of rapid destruction of animals to contain the spread of disease. Fluctuations in leather supply and pricing, which can be significant, may have a material adverse effect on our business and profitability.

     CHANGES IN CUSTOMER SHOPPING PATTERNS COULD HARM OUR SALES.

     Most of our stores are located in enclosed shopping malls and regional outlet centers. Our ability to sustain or increase the level of sales depends in part on the continued popularity of malls and outlet centers as shopping destinations and the ability of malls and outlet centers, tenants and other attractions to generate a high volume of customer traffic. Many factors beyond our control may decrease mall traffic including, among other things, economic downturns, the closing of anchor department stores, weather, construction and accessibility to strip malls or alternative shopping formats (such as catalogs or e-commerce). Any changes in consumer preferences and shopping patterns could adversely affect our financial condition and operating results.

     THE HIGH LEVEL OF COMPETITION IN OUR MARKETS MAY LEAD TO REDUCED SALES AND PROFITS.

     The retail leather, apparel and travel products markets are highly competitive and fragmented. We compete with a broad range of other retailers, including other specialty retailers, department stores, mass merchandisers and discounters, many of which have greater financial and other resources. Increased competition may reduce sales, increase operating expenses, decrease profit margins and negatively affect our ability to obtain site locations and sales associates and other employees. There can be no assurance that we will be able to compete successfully in the future and, if we are unable to do so, our financial condition and operating results could be adversely affected.

     THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success depends largely on the efforts and abilities of our current senior management team. Their experience and worldwide contacts in the leather and travel products industries significantly benefit us. If we were to lose the benefit of their experience and contacts, our business could be adversely affected. We do not maintain key-man life insurance on any members of our senior management team.

     THE INSTRUMENTS GOVERNING OUR OUTSTANDING DEBT PLACE CERTAIN RESTRICTIONS ON OUR OPERATIONS.

     Covenants contained within our revolving credit facility require us to meet certain financial tests and limit capital expenditures. In addition, certain covenants and restrictions under our revolving credit facility and the indenture governing our 11 1/4% senior notes limit our ability to pay cash dividends or make other distributions, may limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities.

     WE RELY ON THIRD PARTIES FOR UPGRADING AND MAINTAINING OUR MANAGEMENT INFORMATION SYSTEMS.

     The efficient operation of our business is heavily dependent on our information systems. In particular, we rely heavily on the automated sortation system used in our primary distribution center and the merchandise management system used to track sales and inventory. We also rely on a third-party package for our accounting, financial reporting and human resource functions. We depend on our vendors to maintain and periodically upgrade these systems so that these systems continue to support our business as we expand. The software programs supporting our automated sorting equipment and processing our inventory management information were licensed to us by independent software developers. The inability of these developers to continue to maintain and upgrade these software programs would disrupt our operations if we were unable to convert to alternate systems in an efficient and timely manner.

     OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED.

     Our directors and executive officers beneficially own, in the aggregate, 36.5% of the outstanding shares of our common stock as of November 3, 2001. If these shareholders vote together as a group, they will be able to exert significant influence over our business and affairs, including the election of individuals to our board of directors. They will also be able to significantly affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to our Amended and Restated Articles of Incorporation and the approval of certain mergers, sales of assets and other business acquisitions or dispositions. In addition, the ownership concentration of our stock may limit liquidity and cause shareholders to experience price fluctuations when selling large blocks of our stock.

     THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE.

     Our stock price has been, and is expected to continue to be, highly volatile. There could be an immediate adverse impact on our stock price due to:

     o    a decline in any month or quarter of our revenues or earnings;

     o    a decline in any month or quarter of comparable store sales;

     o a deviation in our revenues, earnings or comparable store sales from levels expected by securities analysts;

     o    changes in financial estimates by securities analysts;

     o changes in market valuations of other companies in the same or similar markets; and

     o    any future sales of our common stock or other securities.

In addition, The Nasdaq National Market(R) has experienced extreme volatility that has often been unrelated to the performance of particular companies. Future market fluctuations may cause our stock price to fall regardless of our performance. Such volatility may limit our ability in the future to raise additional capital.

     THE PUBLIC SALE OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     The market price of our common stock could decline as a result of market sales by our existing shareholders after this offering or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of November 3, 2001, 1,131,886 shares were subject to issue upon the exercise of vested stock options previously granted by us, all of which would be freely tradable if issued, subject to compliance with Rule 144 in the case of our affiliates. In addition, 3,875,000 shares of our common stock have been reserved for issuance pursuant to our employee benefit plans.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, as more fully described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              SELLING SHAREHOLDERS

     The following table presents the number of outstanding shares of our common stock beneficially owned by the selling shareholders as of January 30, 2002. The table also presents the maximum number of shares proposed to be sold by the selling shareholders and the number of shares they will own after the sales. The percentages are based on 19,204,320 shares outstanding on January 30, 2002.

                                                                                      SHARES OWNED
                                                                                   AFTER OFFERING (2)
                                                                             -----------------------------
                                      SHARES OWNED            SHARES                           PERCENT OF
          NAME                    PRIOR TO OFFERING(1)        OFFERED         NUMBER(3)        OUTSTANDING
--------------------------        --------------------        -------         ---------        -----------
Bricoleur Partners, LP                  423,474               402,300           21,174             *
Bricoleur Partners II, LP               525,369               499,100           26,269             *
Bricoleur Enhanced, LP                  303,684               288,500           15,184             *
Bric6, LP                               235,684               223,900           11,784             *
Bricoleur Offshore, LTD.                380,526               361,500           19,026             *
Bricoleur-Plus Fund, LTD.                17,368                16,500              868             *
HSBC Managed Trust                       99,579                94,600            4,979             *
Bric Retail, L.P.                        14,316                13,600              716             *

-------------------------
*Less than 1%.

(1) Includes a pro rata portion of an option to purchase 100,000 shares of common stock, which is exercisable until April 8, 2002, issued to Bricoleur Capital Management, L.L.C., an affiliate of the selling shareholders, in connection with a private placement of our common stock and transferred to the selling shareholders in the following amounts: Bricoleur Partners, LP, an option to purchase 21,174 shares; Bricoleur Partners II, LP, an option to purchase 26,269 shares; Bricoleur Enhanced, LP, an option to purchase 15,184 shares; Bric6, LP, an option to purchase 11,784 shares; Bricoleur Offshore, LTD., an option to purchase 19,026 shares; Bricoleur-Plus Fund, LTD., an option to purchase 868 shares; HSBC Managed Trust, an option to purchase 4,979 shares; and Bric Retail, L.P., an option to purchase 716 shares.
(2)  Assumes sale of all shares of the selling shareholder being offered.
(3)  The number of shares in this column reflects the options described in note
     1.

     Because the selling shareholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after such offering can be provided.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholders have informed the company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute any of the shares subject to this registration statement.

     The company is required to pay all fees and expenses incident to the registration of the shares, including $10,000 of fees and disbursements of counsel to the selling shareholders. The company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

     We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market.

     Upon notification to us by a selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares, a supplement to this prospectus will be filed, if required, disclosing:

     o    the name of the participating broker-dealers;

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     o that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     Sales of shares offered by this prospectus must be effected by the date two years following effectiveness of the registration of such sales under the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

     o    Our latest Annual Report on Form 10-K;

     o Our Quarterly Reports on Form 10-Q for the quarters ended May 5, 2001, August 4, 2001 and November 3, 2001;

     o Our Current Reports on Form 8-K dated April 13, 2001, June 19, 2001, October 11, 2001 and January 23, 2002; and

     o The description of our common stock contained in the registration statement on Form 8-A filed on April 1, 1997, and declared effective on May 27, 1997, under the Securities Exchange Act of 1934, and all amendments and reports filed for the purpose of updating the description.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                   Mr. Peter G. Michielutti
                   Chief Financial Officer
                   Wilsons The Leather Experts Inc.
                   7401 Boone Avenue North
                   Brooklyn Park, Minnesota  55428
                   (763) 391-4000

     You should rely only on the information incorporated by reference or presented in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                 LEGAL OPINIONS

     Faegre & Benson LLP, 2200 Wells Fargo Center, Minneapolis, Minnesota 55402 will pass upon the validity of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 3, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder other than underwriting commissions and expenses, are estimated below.

     SEC registration fee ..........................   $ 1,787
     Nasdaq listing fee ............................    17,500
     Legal services and expenses ...................    65,000
     Accounting services and expenses ..............     5,000
     Printing fees .................................     1,000
     Miscellaneous .................................       500
                                                       -------
     Total .........................................   $90,787
                                                       =======

     Except for the SEC registration fee and the Nasdaq listing fee, all of the foregoing expenses have been estimated. The selling shareholders will bear fees and disbursements of their own legal counsel (to the extent those fees exceed $10,000) and accountants and transfer taxes. Wilsons The Leather Experts Inc. (the "Company") will bear all other expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article V of the Company's By-laws, the Company indemnifies its directors and officers to the extent permitted by Minnesota Statutes Section 302A.521. Section 302A.521 requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

     The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

ITEM 16. EXHIBITS

     (a) EXHIBITS

       EXHIBIT
          NO.                          DESCRIPTION
       -------                         -----------

         2.1 Sale Agreement dated as of May 24, 1996 by and among CVS New York, Inc., Wilsons Center, Inc., and the Company.(1)

         3.1 Amended and Restated Articles of Incorporation of the Company adopted June 16, 1998.(2)

         3.2 Restated By-laws of the Company, as amended June 16, 1998 and January 25, 2000.(3)

         4.1      Specimen of Common Stock certificate.(4)

         4.2 Indenture dated as of August 18, 1997, by and among the Company, the other corporations listed on the signature pages thereof, and Norwest Bank Minnesota, National Association, including specimen certificate of 11 1/4% Series A Senior Notes due 2004 and specimen certificate of 11 1/4% Series B Senior Notes due 2004.(5)

         4.3 Third Amended and Restated Credit Agreement dated as of June 19, 2001 among Wilsons Leather Holdings Inc., as Borrower, the Lenders signatory thereto from time to time, as Lenders, General Electric Capital Corporation, as Agent, Lender, Term Lender and Swing Line Lender, GECC Capital Markets Group, Inc., as Lead Arranger, Fleet National Bank, as Lender and Documentation Agent and First Union National Bank, as Lender and Syndicating Agent.(6)

         4.4 Registration Rights Agreement dated as of May 25, 1996, by and among CVS New York, Inc., the Company, the Managers listed on the signature pages thereto, Leather Investors Limited Partnership I and the Partners listed on the signature pages thereto.(7)

         4.5 Amendment to Registration Rights Agreement dated as of August 12, 1999, by and among the Company and the Shareholders listed in the attachments thereto.(8)

         4.6 Common Stock Purchase Agreement dated as of January 10, 2002, by and among the Company and the purchasers identified on the signature pages thereto.(9)

         4.7 Registration Rights Agreement dated as of January 10, 2002, by and among the Company and the investors signatory thereto.(10)

         5.1      Opinion of Faegre & Benson LLP.

         23.1     Consent of Arthur Andersen LLP.

         23.2 Consent of Faegre & Benson LLP (included in Exhibit No. 5.1 to the Registration Statement).

         24.1     Powers of Attorney.

------------------------------
(1) Incorporated by reference to the same-numbered exhibit on the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(2) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K (0-21543) for the fiscal year ended January 30, 1999 filed with the Commission.

(3) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K (0-21543) for the fiscal year ended January 29, 2000 filed with the Commission.

(4) Incorporated by reference to the same-numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.

(5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q (0-21543) for the quarter ended August 2, 1997 filed with the Commission.

(6) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K (0-21543) filed with the Commission on June 25, 2001.

(7) Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(8) Incorporated by reference to the same numbered exhibit to the Company's Annual Report on Form 10-K (0-21543) for the fiscal year ended January 29, 2000 filed with the Commission.

(9) Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (0-21543) filed with the Commission on January 23, 2002.

(10) Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (0-21543) filed with the Commission on January 23, 2002.

     (b) FINANCIAL STATEMENT SCHEDULES

     None required.

ITEM 17. UNDERTAKINGS.

          The Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON FEBRUARY 11, 2002.

                                        WILSONS THE LEATHER EXPERTS INC.

                                        By /s/ Joel N. Waller
                                           ------------------------------------
                                           Joel N. Waller
                                           Chairman and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 11, 2002.

      SIGNATURE                           TITLE
      ---------                           -----

  /s/ Joel N. Waller       Chairman of the Board of Directors and Chief
-------------------------    Executive Officer (Principal Executive
    Joel N. Waller           Officer)

/s/ Peter G. Michielutti   Senior Vice President, Chief Financial
-------------------------    Officer and Assistant Secretary
  Peter G. Michielutti       (Principal Financial Officer and Principal
                             Accounting Officer)


     Lyle Berman          }
  Thomas J. Brosig        }
 Gary L. Crittenden       }
   Morris Goldfarb        }        Board of Directors*
 Marvin W. Goldstein      }
   David L. Rogers        }
   Joel N. Waller         }

* Peter G. Michielutti, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.

                                        By /s/ Peter G. Michielutti
                                           ------------------------------------
                                           Peter G. Michielutti,
                                           ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

EXHIBIT   DESCRIPTION                                                       METHOD OF FILING
-------   ----------------------------------------------------------   -------------------------
   2.1    Sale Agreement dated as of May 24, 1996 by and among CVS
          New York, Inc., Wilsons Center, Inc., and the
          Company.(1) ...............................................  Incorporated by Reference

   3.1    Amended and Restated Articles of Incorporation of the
          Company adopted June 16, 1998.(2) .........................  Incorporated by Reference

   3.2    Restated By-laws of the Company as amended June 16, 1998
          and January 25, 2000.(3) ..................................  Incorporated by Reference

   4.1    Specimen of Common Stock certificate.(4) ..................  Incorporated by Reference

   4.2    Indenture dated as of August 18, 1997, by and among the
          Company, the other corporations listed on the signature
          pages thereof, and Norwest Bank Minnesota, National
          Association, including specimen certificate of 11 1/4%
          Series A Senior Notes due 2004 and specimen certificate
          of 11 1/4% Series B Senior Notes due 2004.(5) .............  Incorporated by Reference

   4.3    Third Amended and Restated Credit Agreement dated as of
          June 19, 2001 among Wilsons Leather Holdings Inc., as
          Borrower, the Lenders signatory thereto from time to
          time, as Lenders, General Electric Capital Corporation,
          as Agent, Lender, Term Lender and Swing Line Lender,
          GECC Capital Markets Group, Inc., as Lead Arranger,
          Fleet National Bank, as Lender and Documentation Agent
          and First Union National Bank, as Lender and Syndicating
          Agent.(6) .................................................  Incorporated by Reference

   4.4    Registration Rights Agreement dated as of May 25, 1996,
          by and among CVS New York, Inc., the Company, the
          Managers listed on the signature pages thereto, Leather
          Investors Limited Partnership I and the Partners listed
          on the signature pages thereto.(7) ........................  Incorporated by Reference

   4.5    Amendment to Registration Rights Agreement dated as of
          August 12, 1999, by and among the Company and the
          Shareholders listed on the attachments thereto(8) .........  Incorporated by Reference

   4.6    Common Stock Purchase Agreement dated as of January 10,
          2002, by and among the Company and the purchasers
          identified on the signature page thereto(9) ...............  Incorporated by Reference

   4.7    Registration Rights Agreement dated as of January 10,
          2002, by and among the Company and the investors
          signatory thereto(10) .....................................  Incorporated by Reference

   5.1    Opinion of Faegre & Benson LLP ............................  Electronic Transmission

   23.1   Consent of Arthur Andersen LLP ............................  Electronic Transmission

   23.2   Consent of Faegre & Benson LLP (included in Exhibit No.
          5.1 to the Registration Statement)

   24.1   Powers of Attorney ........................................  Electronic Transmission

---------------------------
(1) Incorporated by reference to the same-numbered exhibit on the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(2) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K (0-21543) for the fiscal year ended January 30, 1999 filed with the Commission.

(3) Incorporated by reference to the same-numbered exhibit to the Company's Report on Form 10-K (0-21543) for the fiscal year ended January 29, 2000 filed with the Commission.

(4) Incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on December 24, 1996.

(5) Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-Q (0-21543) for the quarter ended August 2, 1997 filed with the Commission.

(6) Incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K (0-21543) filed with the Commission on June 25, 2001.

(7) Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-1 (333-13967) filed with the Commission on October 11, 1996.

(8) Incorporated by reference to the same numbered exhibit to the Company's Report on Form 10-K (0-21543) for the fiscal year ended January 29, 2000 filed with the Commission.

(9) Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (0-21543) filed with the Commission on January 23, 2002.

(10) Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (0-21543) filed with the Commission on January 23, 2002.